Exhibit 5.1

                            NACCARATO & ASSOCIATES
                      18301 Von Karman Avenue, Suite 430
                               Irvine, CA 92612
              Telephone: (949) 851-9261 Facsimile: (949) 851-9262

June 27, 2006

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:     Datascension Inc.
        Form SB-2 Registration Statement

Dear Sir or Madam:

       We have acted as counsel for Datascension Inc., a Nevada corporation (the "Company"), in connection with its Registration Statement on Form SB-2 and subsequent amendments (the "Registration Statement") being filed with the Securities and Exchange Commission relating to the registration for resale of an aggregate of up to 29,242,930 shares of Datascension Inc.'s ("DSEN") common stock, including up to 16,315,544 shares of common stock underlying convertible notes in a principal amount of $2,274,288 and up to 6,497,965 shares of common stock issuable upon the exercise of common stock purchase warrants at $.40 a share plus 6,429,421 shares of common stock relating to the reserve requirements of the convertible debentures issued in November 2004 and March 2005 which were registered of Form SB2 file number 333-121851. The current convertible notes are basically convertible into common stock at a fixed conversion price of $0.35. In the event DSEN does not timely file an annual report on Form 10-KSB with the Securities and Exchange Commission for the year ended December 31, 2006 containing certified audited financial statements showing net revenues of not less than $12,000,000 for the 2006 calendar year with earnings before taxes of not less than $500,000, the Conversion Price then in effect shall be reduced by one-third from and after the actual filing date of the above described Form 10-KSB or if not filed by April 15, 2007. The terms of the convertible notes issued in May 2005 are in agreement with the new notes.

        In connection with the foregoing, we have examined, among other things, the Registration Statement and originals or copies, satisfactory to us, of all such corporate records and of all such other agreements, certificates and documents (including instruments evidencing or setting forth the terms and provisions of the Convertible Securities) as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Company.

        Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and fully paid and non-assessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

        Very truly yours,

        /s/ Owen Naccarato, Esq.
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         Naccarato & Associates